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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion and incorporation by reference in this Registration Statement of Hanover Capital Mortgage Holdings, Inc. and Subsidiaries (the "Company") on Form S-2 of our reports dated March 20, 2003, included and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002, and to the use of our report dated March 20, 2003, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
July 22, 2003